Exhibit 8.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

November 22, 2016

American Finance Trust, Inc.

405 Park Avenue, 14th Floor

New York, New York 10022

Re: Opinion of Proskauer Rose LLP as to Tax Matters

Ladies and Gentlemen:

We have acted as special tax counsel to American Finance Trust, Inc., a Maryland corporation (“AFIN”), in connection with the proposed merger (the “Merger”) of American Realty Capital–Retail Centers of America, Inc., a Maryland corporation (“RCA”) with and into Genie Acquisition, LLC, a Delaware limited liability company (“Merger Sub”), a wholly owned subsidiary of AFIN, with Merger Sub surviving. The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of September 6, 2016 (the “Merger Agreement”), by and among AFIN, Merger Sub, RCA, American Finance Operating Partnership, L.P., a Delaware limited partnership (the “AFIN OP”), and American Realty Capital Retail Operating Partnership, L.P., a Delaware limited partnership (the “RCA OP”). This opinion letter is being delivered in connection with the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) included in the registration statement on Form S-4, Registration No. 333-214189, initially filed by AFIN with the Securities and Exchange Commission (“Commission”) on October 20, 2016, as amended through the date hereof (together with the documents incorporated by reference therein, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). Capitalized terms not otherwise defined herein have the meanings specified in the Merger Agreement or the Registration Statement (or defined therein by cross-reference), unless otherwise indicated.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”) 1, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

 1  Unless otherwise stated, all section references herein are to the Code.

American Finance Trust, Inc.

November 22, 2016

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Merger Agreement (including any Exhibits and Schedules thereto); (2) the Registration Statement and the Joint Proxy Statement/Prospectus; (3) the Articles of Amendment and Restatement of AFIN, as amended through the date hereof; (4) the Articles of Amendment and Restatement of RCA, as amended through the date hereof; (5) the Amended and Restated Agreement of Limited Partnership of the AFIN OP, dated September 6, 2016, and any amendments thereto through the date hereof; (6) the Second Amended and Restated Agreement of Limited Partnership of the RCA OP, dated October 24, 2014, and any amendments thereto through the date hereof; (7) other public filings of AFIN and RCA with the Commission such as Forms 10-Q and 10-K; and (6) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of AFIN, in AFIN’s own capacity and in its capacity as the general partner of the AFIN OP, and by an officer of RCA, in RCA’s own capacity and in its capacity as the general partner of the RCA OP, in letters to us of even date herewith (the “Officer’s Certificates”) relating to, among other things, those factual matters as are germane to the determination that AFIN and the AFIN OP, and the entities in which they currently hold direct or indirect interests, or will hold direct or indirect interests as a result of the Merger, have been and will be formed, owned and operated in such a manner that AFIN has and will continue to satisfy the requirements for qualification as a REIT under the Code (collectively, the Officer’s Certificate, and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

In addition, we have assumed, with your consent: (1) that the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Maryland; (2) that the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus, (3) the continuing truth and accuracy at all times through the Effective Time of the representations and warranties made by the parties to the Merger Agreement and (4) that any such representations or warranties made “to the knowledge” or based on the belief of the parties are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

In our review, we have assumed, with your consent, that all of the factual representations, covenants and statements set forth in the Transaction Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that AFIN and the AFIN OP each will be operated in the manner described in the relevant Transaction Documents. We have, consequently, assumed and relied on your representations that the information presented in the Transaction Documents (including, without limitation, the Officer’s Certificates and any exhibits thereto) accurately and completely describe all material facts relevant to our opinion. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or the Transaction Documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

American Finance Trust, Inc.

November 22, 2016

With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP, counsel for AFIN, dated as of the date hereof, that AFIN is a validly organized and duly incorporated corporation under the laws of the State of Maryland.

Based upon, and subject to the foregoing and the discussion below, we are of the opinion that:

(i)	commencing with AFIN’s taxable year ended on December 31, 2013, AFIN has been organized in conformity with requirements for qualification as a REIT under the Code, and AFIN’s actual method of operation through the date hereof has enabled it to meet and, assuming AFIN’s election to be treated as a REIT is not either revoked or intentionally terminated, AFIN’s proposed method of operation, including the consummation of the Merger, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

(ii)	although the discussion in the Joint Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences” does not purport to summarize all possible U.S. federal income tax consequences of the Merger applicable to AFIN’s or RCA’s stockholders, such discussion, to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is a fair and accurate summary of the U.S. federal income tax consequences of the Merger that are anticipated to be material to AFIN’s or RCA’s stockholders, subject to the qualifications, assumptions and limitations set forth in the Registration Statement; and

(iii)	the AFIN OP has been and will be taxed as a partnership and not an association or publicly traded partnership (within the meaning of Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year.

We express no opinion other than as expressly stated above. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times. Further, there can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger or that contrary positions may not be taken by the IRS.

AFIN’s qualification and taxation as a REIT will depend upon AFIN’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Joint Proxy Statement/Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Proskauer Rose LLP will not review AFIN’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of AFIN and the AFIN OP, the sources of their income, the nature of their assets, the level of AFIN’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for AFIN’s qualification and taxation as a REIT.

American Finance Trust, Inc.

November 22, 2016

This opinion letter is rendered to you for your use in connection with the Registration Statement and may be relied upon by you and your stockholders. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement and to the use of this opinion letter for filing as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Proskauer Rose LLP